Exhibit 14.1
Code of Business Conduct
doing the right thing

Dear Fellow Employee:
At Tesoro, we are committed to the highest ethical standards in the conduct of the Company's business. The Company's commitment is defined in our Core Values of:

•	Honesty and Integrity

•	Respect and Trust

•	Safety and Environmental Stewardship

•	Commitment to Excellence

•	Creative and Entrepreneurial Spirit

•	Teamwork
Our Core Values describe the characteristics and behaviors we expect from our employees and business partners as we pursue our strategic goals. These values encourage a culture of integrity and accountability that allows us to be a high-performing organization, a trusted and valued business partner, and a good corporate citizen.
Our Code of Business Conduct outlines what is expected of everyone who works and represents Tesoro. The Code describes the common values that guide our workplace actions and reflects the business practices and behavior in support of this commitment. Every employee, officer, and director is expected to read, understand, and follow these standards.
Employees are encouraged to contact the Business Conduct Office if they believe an action of Tesoro or its employees violates our Code of Business Conduct. Thank you for your support and commitment.

/S/ GREGORY J. GOFF
Gregory J. Goff
President and Chief Executive Officer

The way WE WORK at Tesoro
We are pleased to present our Code of Business Conduct that summarizes the standards that govern how we conduct our business. This Code, our Core Values, policies and procedures, and our work rules describe how we work at Tesoro.
We want Tesoro to succeed and how we conduct our business is important in defining our success. The ways in which we conduct ourselves are just as important as the results that we achieve. This is why we have established a Code. This Code helps define our commitment to legal and ethical business conduct.
Key Messages
Here are some of the most important things to remember:

•	Respect the dignity of everyone.

•	Listen openly to concerns and suggestions.

•	Carefully obey the laws and follow the policies that govern how we conduct our business.

•	Don't make tough decisions alone.

•	Never compromise our Core Values or standards to meet financial plans or goals.
Our Core Values
Our Core Values guide our decisions and describe the type of company we are. Tesoro's Core Values are the foundation for assuring we “do the right thing.”

•	Honesty and Integrity

•	Respect and Trust

•	Safety and Environmental Stewardship

•	Commitment to Excellence

•	Creative and Entrepreneurial Spirit

•	Teamwork

Table of contents
Using This Code.......................6
Our Code of Business Conduct and Ethics
Doing Business Around the World
Speaking Up to Get Answers
What Our Business Conduct Office Offers
Talking with Your Supervisor or Manager
Talking with Human Resources
Contacting the Business Conduct Office
Calling the Business Conduct Helpline
Prohibition Against Retaliation
Meeting Our Responsibilities
Conducting Investigations
Disciplinary Action
Amendments and Waivers
Making Tough Decisions
Working Together.................. 15
Respect and Fairness in the Workplace
Harassment
Workplace Violence
Drug and Alcohol Abuse
Confidentiality and Privacy
Maintaining Strong and Fair Business Relations .........20
General Procurement
Antitrust, Sales Practices, and Fair Dealing
Conflicts of Interest
Gifts, Hospitality, and Entertainment
Insider Information
Protecting Our Assets and Resources.......................26
Business Records and Internal Controls
Fraud
Company Property and Technology
Intellectual Property
Media and External Contacts
Being a Responsible Corporate Citizen................... 31
Environment, Health, and Safety
Political Contributions
Bribery and Anti-Corruption
International Trade
Index of Contact Information……………………35

Using this code

Our Code of Business Conduct
This Code is a common-sense guide that you can use to make good business decisions.
This Code applies to everyone at Tesoro including the Board of Directors and senior leadership. Each of us is expected to read, understand, and follow our Code. Our CEO and Senior Financial Officers are also subject to the provisions of an additional separate code that has been adopted to further highlight their particular duties and commitments.
The Code will help you

•	Resolve difficult questions about conduct on the job;

•	Apply the policies and laws that control and guide our business;

•	Work with your fellow employees, customers, business partners, competitors, regulators, vendors, and suppliers;

•	Identify and report suspected illegal or unethical behavior.
We expect our suppliers, vendors, contractors, and business partners to be familiar with our Code and support effective compliance programs within their own organizations.
This Code is a living document and it will change over time. However, this Code is not an employment contract between you and Tesoro.
In addition to this Code, Tesoro has policies and procedures that describe how to apply the law to our business operations. You are expected to know and follow the policies that apply to your work. All of Tesoro's policies are available to our employees on our intranet site. We offer on-line training about our Code and policies to help you understand these concepts. The content of our Code is governed by Tesoro's policies. In the event that this Code is in conflict with Tesoro's policies, the policies will govern.
Our Code is managed through the Business Conduct Office. Charles S. Parrish is our Compliance Officer and Kelly Curll is our lead attorney responsible for the day to day management of the Business Conduct Office.

Doing Business Around the World
Each of us must respect and obey the laws of the cities, states, and countries where we operate. However, complying with the law is not our only responsibility. We should consider not only what the law permits us to do, but also what is the “right thing to do.” Our Code reflects our commitment to obey not only the laws, but also to respect the principles upon which these laws are based.
The sheer complexity of laws and regulations can make it difficult to make a good decision. In some instances, there may be a conflict between the laws of two or more countries. If you have a question about the right course of action to take, contact our Legal Department. Just because the laws are complicated or hard to follow does not mean that we are excused from complying.

Speaking Up to Get Answers
Most of us have faced a difficult situation where the right course of action was hard to determine.
Perhaps the facts were complex or there was a conflict between your personal interests and the interests of Tesoro, or you did not have the information you needed to make an informed choice. When you understand our expectations for legal and ethical conduct, you can handle most situations such as these and act with confidence. However, this Code will not give you an answer for every dilemma and so, when you are unsure about the right course of action, get help.
When you see or hear something that you believe is improper, contact one of these resources. When you speak up, you help to prevent misconduct and correct problems. You have several avenues to get help:

•	Your supervisor or manager

•	Human Resources

•	Business Conduct Office

•	Business Conduct Helpline at 1-877-782-3763

•	Compliance Officer or General Counsel
Also remember that you can find additional information about the topics covered in this Code by consulting our policies, which can be accessed on our intranet site.
Obeying the law - both its spirit and its letter - is the foundation on which our Code is built.

What Our Business Conduct Office Offers
Our Business Conduct Office supports the Code of Business Conduct.
This Office offers many services:

•	Developing clear guidelines about Tesoro's ethical and legal standards

•	Providing education and training

•	Responding to questions about business conduct

•	Ensuring that our Code is current with our policies

•	Managing the Business Conduct Helpline

•	Enforcing our policy prohibiting retaliation

•	Overseeing confidential internal investigations

•	Monitoring and auditing to improve our compliance programs

Talking with Your Supervisor or Manager
Every supervisor and manager is expected to keep an “open door” and to provide timely advice on business conduct concerns.
Though some situations may be uncomfortable, we encourage you to talk at any time with your supervisor or manager so that a good solution can be reached for everyone. If you report unethical conduct or questionable accounting or auditing matters to your supervisor or manager, they will promptly notify the Business Conduct Office for assistance in resolving the problem.

Talking with Human Resources

Many business issues involve human resources' policies and practices.
Contact Human Resources if your concern involves unfair employment practices, management practices, compensation, benefits, transfers, or promotions. If you choose to report unethical conduct to Human Resources, they will promptly notify the Business Conduct Office for assistance in resolving the problem. Remember: When in doubt, always ask.

Contacting the Business Conduct Office
Our Business Conduct Office is a company-wide resource where you can get help with business ethics and compliance. If you have a question, want to express a concern, or report a possible violation of law or our policies, contact the Business Conduct Office by e-mail at business.conduct@tsocorp.com. Often, this Office can provide you with immediate advice. You can also call the Business Conduct Helpline at 1-877-782-3763.
Our Business Conduct Office reports directly to the Compliance Officer, Charles S. Parrish, who meets regularly with the Audit Committee of the Board of Directors. If you have concerns or complaints regarding questionable accounting, auditing, internal controls, or other financial matters, you are expected to report your concerns to the Business Conduct Office or the Business Conduct Helpline.
You may also contact our Audit Committee Chairman directly by writing to:

Chairman
The Audit Committee
19100 Ridgewood Parkway
San Antonio, Texas 78259
Our Business Conduct Office is a company-wide resource where you can get help with business ethics and compliance.

Calling the Business Conduct Helpline
Each day you make choices that are critical to our success.
Our Business Conduct Helpline is an important way for you to report concerns. Our Helpline is available 24 hours a day, 7 days a week and may be contacted directly at 1-877-782-3763. An independent third party will take your call, listen, and ask questions about your concern. You will receive a unique number and date so that you may have a record of your call. A report of your call is promptly forwarded to the Business Conduct Office for action.
All calls to the Business Conduct Helpline are confidential. Our goal is to handle issues fairly and consistently. We will make sure that reports of improper conduct are thoroughly investigated. We will take appropriate action to resolve each reported matter.
When you contact us, you may remain anonymous, however in some cases this may make it more difficult for Tesoro to thoroughly follow up and resolve your concern.
You should call the Business Conduct Helpline when

•	You have a question about ethics, business conduct, or compliance;

•	You want to report a suspected violation of the Code, the law, or a Tesoro policy;

•	You have a concern or information regarding questionable accounting or auditing matters;

•	You tried to raise a concern but did not receive a response;

•	You are uncomfortable reporting an issue through other channels;

•	You believe management may be involved or will not be impartial;

•	You don't know where to go to get the information you need.

Prohibition Against Retaliation
It is Tesoro's obligation to protect you from retaliation.
When you step forward to report something you believe is unethical or illegal, we will investigate and address the problem. Individuals who raise concerns in good faith or who help to resolve reported matters are protected against retaliation. Good faith does not mean that you are always right. It does mean that you sincerely believe that you are telling the truth. Anyone who misuses this process will be subject to disciplinary action.

Meeting Our Responsibilities

Meeting our responsibilities is critical to Tesoro's success today - and in the future.
Maintaining our reputation and doing the right thing is the responsibility of all of us. Tesoro is made up of thousands of individuals, each with unique perspectives and aspirations. Though we are all different, we share our Core Values and we must strive to maintain the highest ethical standards. In particular:

•	Always obey the law and act in a professional, honest, and ethical manner when acting on behalf of or as a representative of the company. Seek advice if in doubt about the legality of an action.

•	Know the information contained in this Code and the related policies, paying particular attention to the policies that pertain to your job responsibilities.

•	Complete all required employee training in a timely manner.

•	You MUST promptly report concerns about possible violations of law, regulations, or the Code to your supervisor, Human Resources, or the Business Conduct Office.

•	Cooperate and tell the whole truth when responding to an investigation or audit. Never alter or destroy records in response to an investigation or when an investigation is anticipated.
If you are in a management position and have employees reporting to you, you also have the following responsibilities:

•	Lead by example. Managers are expected to exemplify the highest standards of ethical business conduct.

•	Help create a work environment that focuses on building teamwork and is supportive of a creative and entrepreneurial spirit. Recognize effort and value honesty, integrity, and trust.

•	Be a resource for others. Communicate to employees, consultants, and contract workers about how the Code and policies apply to their daily work and what is required of them.

•	Be proactive. Look for opportunities to discuss and properly address ethics questions and challenging situations with others.

•	Listen to suggestions. Never retaliate against those who raise issues or concerns.

•	Never ask or pressure anyone to do something that you would be prohibited from doing yourself.

•
Be aware of the limits of your authority and do not take any action that exceeds those limits. Delegate authority only where permissible and never delegate authority to any individual who you believe may engage in unlawful or unethical conduct.

Remember: No reason, including the desire to meet business goals, is an excuse for violating laws, regulations, the Code, or Tesoro's Policies.

Conducting Investigations

We investigate reports about business conduct as promptly and confidentially as possible.
Our investigations are impartial, fair, and thorough. Who conducts an investigation depends on the issues involved. Sometimes the Business Conduct Office, Legal Department, Internal Audit, Corporate Security, or Human Resources may participate. We may contact those who are involved in the situation, and provide them an opportunity to explain what happened. We expect every employee to cooperate with investigations into allegations that the Code, policies, or laws may have not been followed.
If we find that our standards have been violated, we will take action. This may include imposing disciplinary action, implementing system-wide changes, or notifying the right government agency. Not only will we deal with a specific situation, but we may also make changes so that the same issue does not occur again.
We cooperate fully with government investigations and are courteous to government officials. Notify the Legal Department immediately if you learn about an investigation or request for information from an outside organization. Do not try to respond without getting legal advice.
During an investigation, never destroy or alter documents, lie, or obstruct the collection of information. The Legal Department will assist you in responding to requests for information from the government.

Disciplinary Action

Violations of the law, this Code, or our policies can have severe consequences.
Violations can jeopardize our relationships with customers and suppliers, and could result in the loss of our ability to do business. Anyone who violates the law, this Code, or our policies is subject to disciplinary action up to and including termination.

Amendments and Waivers
In extremely limited circumstances, Tesoro may find it appropriate to waive a provision of the Code of Business Conduct; however, the Company generally will not grant such waivers and will make exceptions only for good cause. Only the Compliance Officer or General Counsel can waive a provision of our Code, however, any waiver of the Code for a director or executive officer of Tesoro may be made only by the Board of Directors of Tesoro.  If required by law or regulation, we will report or disclose waivers as appropriate.

Making Tough Decisions
In our work, we face tough decisions and the answers may not be obvious. If you are having a difficult time making a decision, try answering these questions:

•	Have I reviewed the facts carefully?

•	Who will be affected by my decision?

•	Have I thought carefully about my options?

•	What are the consequences of my choices?

•	Will my decision stand the test of time?

•	Will my decision reflect positively on Tesoro and on me?

•	Is this the right thing to do?
If you are still not sure what to do, speak up. Keep asking questions until you are sure you are “doing the right thing.”
Working together

Respect and Fairness in the Workplace

In Brief
Our employees represent a wide variety of backgrounds, skills, and cultures. We value one another's unique contributions. Combining such a wealth of talent and resources creates the diverse and dynamic teams that drive our success. To maintain our commitment and to attract and keep talented individuals from around the world, it is vital that we continue to have a supportive, professional, and respectful work environment.
Each of us is personally responsible for maintaining a work environment that is free from discrimination. Tesoro respects the rights of others and offers equal employment opportunities to everyone who meets our qualifications.

Key Points
We are committed to fair practices in all aspects of employment. This includes recruiting, hiring, performance evaluation, training, discipline, work assignment, compensation, promotion, and termination. We follow all applicable labor and employment laws. We do not tolerate unlawful discrimination of any kind.
Each of us has the right to be treated respectfully, without regard to race, color, religion, gender, national origin, age, disability, citizenship, status as a veteran, or sexual orientation. Tesoro will make every reasonable effort to accommodate employees' religious observances. Tesoro will also make reasonable accommodations for qualified individuals who are disabled. No employee will be subject to retaliation for reporting an incident that they believe, in good faith, violates this policy.

In Action

•	Each of us is responsible for promoting a courteous, respectful, and professional work environment.

•	Treat everyone with whom you work fairly and reasonably.

•	Review your decisions to ensure that merit drives your actions - not bias.

•	If you need a workplace accommodation, discuss your needs with your supervisor and Human Resources.

•	Speak up if you feel that you have been discriminated against or if you witness discrimination against others.

Harassment

In Brief
Harassment is behavior that unreasonably disrupts another person in his or her work because of that person's race, color, religion, gender, national origin, age, disability, citizenship, status as a veteran, or sexual orientation. Each of us has the right to be free from improper or offensive conduct at work. Unwelcome or insulting words or actions that create an offensive workplace do not belong at Tesoro.
Exercise good judgment in your relationships with co-workers. Each of us wants to be valued for who we are and what we can contribute. Each of us wants to work where we are respected and appreciated.

Key Points
Sexual harassment can occur under many different circumstances. In general, it occurs when

•	Requests for dates, sexual favors, or other similar conduct of a sexual nature serve as the basis for employment decisions;

•	An intimidating, offensive, or hostile work environment results from sexual advances, offensive jokes, or other insulting behavior;

•	Sexually suggestive, vulgar, or derogatory pictures, cartoons, drawings, or e-mails are present in the workplace.

In Action

•	Never threaten to get even with someone who refuses a request for a date.

•	Be careful about flirting or starting a workplace romance. Once someone says “no,” refrain from any further advances.

•	Be careful not to use offensive or sexually explicit language in the workplace or e-mails.

•	Know your audience before telling a joke. What is funny to you may be offensive to someone else. Make sure your comments are appropriate for your audience.

Workplace Violence

In Brief
We provide a safe workplace for everyone. We will not tolerate workplace violence or threats of any kind - whether committed by or against our employees.
We prohibit having weapons on our property, in company vehicles, or wherever we conduct business. We act promptly to investigate and reduce threats of workplace violence. We reserve the right to search personal property to enforce our standards.

Key Points
The following behaviors are prohibited:

•	Making threatening remarks

•	Causing physical injury to someone else

•	Intentionally damaging someone else's property, or acting aggressively in a way that causes someone to fear injury

•	Spoken or written words, as well as actions, are included in our definition of threatening behavior

In Action
To maintain the safety of our workplace, you have the following responsibilities:

•	Treat everyone with respect and dignity at all times.

•	Report all threatening behavior to your supervisor, Human Resources, Corporate Security, or the Business Conduct Helpline.

Drug and Alcohol Abuse

In Brief
We expect our workplace to be free from the effects of drug use and alcohol abuse. Illegal drug and alcohol use threatens our ability to serve our customers and compromises the safety and quality of our products and services.

Key Points
We expect your full concentration while on the job. You must be able to perform your job, free from the effects of prohibited drugs or alcohol. Our workplaces have specific procedures on drug and alcohol abuse in order to meet government requirements or collective bargaining agreements. You are expected to know and comply with these rules.

While on the job, on company property, or in company vehicles, you may not

•	Abuse alcohol or report to work unfit for duty;

•	Use, sell, or possess illegal drugs, controlled substances, or prescription drugs contrary to your doctor's orders.
Tesoro reserves the right to test employees for drug use or alcohol abuse. We may choose to test an employee for drug use or alcohol abuse randomly, after an accident, or for cause.

In Action
To maintain the safety of our workplace, you have the following responsibilities:

•	Do not abuse drugs or alcohol when representing Tesoro or while working at any company location.

•	Remember that you represent Tesoro when you attend business-related meetings or social gatherings. While attending, act responsibly.

Confidentiality and Privacy

In Brief
You may come across confidential information about our company, employees, customers, or suppliers. It is critical that you keep all sensitive information in confidence. You should share confidential information only with those who have a legitimate need to know.

Key Points

Employee Information
Employee information is confidential and should only be used for valid business purposes and in compliance with applicable federal and state laws. This includes personnel file information, medical records, social security numbers, home addresses, and telephone numbers. We reserve the right to inspect Tesoro property and personal property that you bring to work, including computers, telephone records, vehicles, lockers, e-mail, files, business documents, and workplaces. You should not expect privacy when using company property or assets.

Company Information
You may have access to Tesoro's confidential or proprietary information that must be protected from disclosure. Examples include:

•	Business strategies and plans

•	Projected earnings

•	Forecasts about our financial condition

•	Operating methods and procedures

•	Marketing strategies

•	Possible acquisitions

•	Information about current or prospective business partners

•	Customer data

In Action

•	Respect employee and our customers' private information.

•	Don't discuss confidential information where others can overhear.

•	Never use confidential company information for personal gain.

•	Never disclose confidential information of any kind without first obtaining the proper approvals from your supervisor or the Legal Department.
Maintaining strong and fair business relations

General Procurement

In Brief
We use vendors, suppliers, and contractors who best meet our needs. Our vendors, suppliers, and contractors sell us goods and services that are essential to our business. We protect from disclosure their confidential and proprietary data. We don't reveal pricing or other confidential information to those who are competing for our business.

Key Points
We purchase from qualified suppliers whose bids are the most responsive to our needs. Selection decisions are based on objective information such as price, past performance, business reputation, engineering skill, production capacity, and financial stability.
We select vendors with care because their actions impact our reputation. Former employees who represent a vendor should be screened carefully to prevent misuse of company information, creation of an unfair advantage, or the appearance of a conflict of interest.
If you have become a personal friend of a vendor over time, disclose this relationship before participating in the selection process. We can help you evaluate the situation and avoid conflicts of interest.
You cannot afford to let your good business judgment be clouded by a gift provided by a vendor. Discounts or special offers must be offered to all Tesoro employees through a regular discount or buying program. If a vendor offers you any item of appreciation, talk it over with your manager before you accept.

In Action

•	Make sure that our vendors, suppliers, and contractors understand our expectations and their obligations to perform.

•	We treat our suppliers, vendors, and contractors ethically at all times.

Antitrust, Sales Practices, and Fair Dealing

In Brief
We deal fairly with our customers, suppliers, competitors, and employees. They trust us because we deliver on our promises. We are committed to fair and competitive sales practices. We do not engage in practices that unfairly limit trade or exclude competitors from the marketplace. Antitrust laws prohibit agreements that eliminate or discourage competition. We follow these laws carefully.

Key Points
Healthy business competition is the basis for our system of free markets. We think our products and services speak for themselves. That's why we compete vigorously, ethically, and legally.
We will not communicate formally or informally with competitors to fix or control prices, allocate market share, boycott customers or suppliers, or limit the sale of our products. We will not take unfair advantage of anyone through manipulation, misrepresentation, or any other type of unfair dealing.
Properly gathered business information is valuable. We gather information about our competitors only from public sources that are freely available to others.

In Action

•	Avoid even casual conversations with our competitors regarding prices, products, markets, or services and never agree with competitors on any of these topics.

•	Aggressive competition is not an excuse for intentionally making false or misleading statements about our business or competitors.

•	Never require a customer to take an unwanted product in order to obtain a product that the customer does want to buy.

•	If people are discussing topics you think raise antitrust concerns, you should excuse yourself from the conversation and leave the room. Then, immediately contact the Legal Department for advice.

•	Never commit an illegal or unethical act in order to obtain competitive information or to obtain or abuse market share.

•	Do not set prices below cost to drive a competitor out of the marketplace.

•	Do not charge customers that compete with each other different prices for the same product without first checking with the Legal Department, Compliance Officer, or General Counsel.

•
Be sure to read our antitrust policy and its referenced materials and attend required training on antitrust laws. Antitrust laws are very complex. If you have questions, don't hesitate to contact the Legal Department.

Conflicts of Interest

In Brief
A conflict of interest occurs when your private interests interfere - or appear to interfere - with the best interests of Tesoro. A conflict of interest may also arise when your personal interests adversely impact your business judgment or job performance. We avoid conflicts of interest because they can cause serious problems for you and damage our reputation. We need to avoid even the appearance of a conflict of interest.
You should base business decisions on our company's needs rather than your own personal interests or the interests of your friends or family. Unless approved by our Compliance Officer or General Counsel, you should not pursue business with companies in which you, or members of your immediate family1 have a substantial financial interest2.
In addition, neither you nor your immediate family should own a substantial financial interest in any organization doing business or competing with our company, unless approved by our Compliance Officer or General Counsel.
If you have any doubt about whether a conflict of interest exists, follow these three steps:

•	Recognize that there may be a conflict of interest.

•	Disclose and explain the situation to your supervisor, the Legal Department, or the Business Conduct Office.

•	Get advice and, when called for, remove yourself from all decision- making about the situation.
_______________________

1    Your immediate family includes your spouse, children, stepchildren, parents, stepparents, brothers, sisters, grandparents, in-laws, and any other person living in your same household.
2    A substantial financial interest is one percent of any class of the outstanding securities of a firm or corporation, or interest in a partnership, limited liability company or association. A substantial financial interest can also be five percent of your total direct and beneficial assets or income.

Key Points

Personal Business Relationships
You must disclose to the Compliance Officer or General Counsel significant financial interests you have or your immediate family has in our suppliers, customers, or competitors. Executive officers must disclose their financial interests to the Compliance Officer or General Counsel and the Chairman of the Board of Directors.

Organizational Relationships
A conflict of interest may also arise if outside work (including sitting on for-profit and not for-profit boards) interferes with your ability to fulfill your responsibilities to Tesoro, or if there is a risk that the outside employment may cause you to disclose our confidential or proprietary information or trade secrets. Each of us is expected to use good judgment and avoid situations that can lead to even the appearance of a conflict.
If you or your immediate family serves as an officer, consultant, or board member of any company that transacts business with Tesoro, you must disclose these obligations to the Compliance Officer or General Counsel and get approval. When you disclose your organizational relationships, we can determine whether you are in a position to unduly influence either the decisions of the outside organization or Tesoro. We can provide advice on how to resolve the situation fairly.

Business Opportunities
Business opportunities are company assets. Tesoro will grow and prosper by cultivating customers and pursuing new leads. Do not take personal advantage of business opportunities you discover using Tesoro's resources. Tesoro employees should not compete against Tesoro. Each of us should advance Tesoro's legitimate interests whenever we can.

In Action

•	Talk with your supervisor or the Business Conduct Office about any situation that raises a real or possible conflict of interest.

•	Use company resources, assets, and opportunities only for Tesoro's business purposes.

•	Disclosure and getting advice are the best steps you can take to avoid even the appearance of a conflict of interest.
Be careful that your personal business relationships never influence the decisions you make for Tesoro.

Gifts, Hospitality, and Entertainment

In Brief
A gift can be anything of value, including goods, services, favors, meals, trips, hospitality, and sports or entertainment tickets. Gift giving can be a part of conducting business. However, giving and accepting gifts may - or may appear to - compromise your independence and objectivity. This perception can damage your good name and our standing in the business community.
We follow three primary rules when it comes to giving or receiving gifts:

•	A gift, favor, or entertainment should not be given or accepted if it will obligate or appear to obligate Tesoro or you.

•	No gift should be exchanged if it could jeopardize our image or reputation.

•	Any gift, hospitality or entertainment involving a foreign government official should be discussed with the Legal Department prior to the presentation of such gift, hospitality, or entertainment.
You should review Tesoro's gifts policy, and comply with our policy limits on the value of gifts offered or received. This policy establishes approval requirements for gifts of any kind.

Key Points

Giving Gifts
We compete solely on the merits of our products and services. You should not give any gift if, under the circumstances, this raises questions about its propriety. We may provide gifts, meals, and entertainment of reasonable value in the course of doing business with commercial customers or non-government personnel, provided this practice does not conflict with our standards or the standards of the recipient's organization. Gifts of modest value can be given, for instance, to acknowledge good service, to motivate performance, or to promote Tesoro's products and services.
Gifts may be given if

•	There is a sound business purpose;

•	They support our corporate strategy;

•	They are authorized by your supervisor;

•	They are within approved budgets and policy limits.

Receiving Gifts
Ask yourself if a gift that you are offered looks like an attempt to sway your judgment. You should not accept a gift from someone doing - or wanting to do - business with Tesoro, if this is an attempt to improperly influence your decisions. Generally, you may receive infrequent gifts of modest value. You can also accept promotional items, such as pens, note pads, or coffee mugs.

Government Relationships
Most government agencies do not allow their employees to accept even nominal gifts. Avoid giving any type of gift to federal, state, or local government employees or employees of foreign government-owned entities. The US Foreign Corrupt Practices Act (FCPA) prohibits giving anything of value, directly or indirectly, to foreign government officials and employees or foreign political candidates in order to obtain or retain business. For further information concerning the FCPA, please refer to the Bribery and Anti-Corruption section of the Code.

In Action

•	If you have any questions about giving or receiving gifts, contact the Business Conduct Office, Compliance Officer or General Counsel for advice.

•	Ensure that meals and entertainment have valid business purposes.

•	It is never acceptable to give or receive a gift of cash.

•	Make sure the vendors and suppliers with whom you do business are familiar with our rules on gifts, hospitality, and entertainment.

Insider Information

In Brief
You may learn of material inside information about our company or other companies with which we do business. It is illegal for you to buy or sell securities of any company while possessing material, non-public inside information about that company or to pass that information on to someone else who then buys or sells securities of that company. This is called insider trading.

Key Points
Material inside information is non-public information that is significant enough to affect the value of a company's stock or to influence someone to buy or sell stock. Examples of material inside information include significant contracts, financial forecasts or earnings estimates, major management changes, proposed mergers or acquisitions, major litigation, or securities offerings. All non-public information about Tesoro should be considered confidential. Public information is the kind of information that is generally available in a press release, a major newspaper, or an SEC filing.

In Action

•	Do not buy or sell securities of Tesoro or any other company based on material non-public information.

•	Do not pass inside information to someone who has no need to know.

•	Keep in confidence any material inside information you learn about Tesoro or any other company.

•	Never buy, sell, or trade in options, puts, calls, or similar types of speculative instruments or take short positions in Tesoro's securities.

•	Get legal advice if you are not certain whether it is OK to buy securities or sell securities that you own.
Ask yourself if a gift that you are offered looks like an attempt to sway your judgment.
Protecting our assets and resources

Business Records and Internal Controls

In Brief
Our reputation for honest dealing is one of our most valuable assets. By observing the law, we build our reputation as an honest business partner.
We maintain accurate and complete records of all financial and business transactions. These records provide the basis upon which our financial statements and other business information are compiled and disclosed. You must never record or omit information that intentionally hides or alters the truth.
You are responsible for following our system of internal controls. Each of us must record transactions accurately and completely and follow all accounting policies and procedures. No false or misleading entries should ever be made in our books and records.

Key Points

Generally Accepted Accounting Principles
We keep all financial records in accordance with generally accepted accounting principles. Our system of financial controls, checks, and balances helps ensure that we properly account for revenues, expenses, assets, and liabilities.

Records Management
We have a records management system that determines what records we need to keep and for how long. It is your responsibility to know and follow the specific rules for the business records in your area.

Records Requests
If you receive a request for records from someone outside of Tesoro, contact the Legal Department. They will provide instructions on how to respond. Never destroy records that are related to ongoing litigation or an official investigation.

In Action

•	Our books and records should be accurate and our disclosures transparent.

•	Prepare all records including expense reports, time reports, and financial statements - accurately, honestly, and promptly.

•	Bring to the attention of the Business Conduct Office, Compliance Officer, General Counsel, or Chairman of the Audit Committee any irregularity or inconsistency in our records or books.

•	Never write anything in an electronic format that you would not feel comfortable reading in a formal written memo.

Fraud

In Brief
Fraud can range from minor employee theft to significant misstatement of our earnings and holdings. Material financial fraud can have an adverse effect on our reputation and share price. Fraud is often accompanied by collusion and stealth.

Key Points
It is wrong to

•	Inaccurately record time for reporting purposes;

•	Falsify quality, environmental, or safety reports;

•	Process or submit false or inaccurate invoices;

•	Record false sales or expense reports;

•	Understate or overstate known liabilities and assets;

•	Defer or accelerate recording of transactions in incorrect periods;

•	Alter, remove, or destroy company documents except in accordance with our records management policy;

•	Use company property for personal gain or benefit.

Company Property and Technology

In Brief
You are entrusted with company property in order to do your job. Each of us is responsible for safeguarding Tesoro's property and assets which include: funds, records, tools, vehicles, equipment, supplies, and facilities. We are responsible for using company property and technology efficiently.

Key Points
All of our property and assets, including our technology and communications systems, should be used for legitimate business purposes. Tesoro has the right to monitor and review the information contained in these systems. Within reasonable limits, you may use company telephones or other resources such as e-mail, instant messaging, Internet, voice mail, faxes, and computers for limited personal communication.
You are encouraged to use the Internet to help you do your job. However, the Internet - just like the telephone and other company property - should not be used to support a personal business or political venture, nor should its use interfere with your work responsibilities.
We protect our computer systems from unauthorized access by outsiders. This is one way to safeguard our confidential and proprietary information.

In Action

•	Preserve our property and assets; take care to prevent theft, loss, or damage to our property.

•	Software programs may not be copied for other kinds of business or home use, or shared with others.

•	You should not expect privacy when using Tesoro's equipment or technology.

•	Do not plug in personal computing devices to the Tesoro network.

•	Safeguard your passwords and follow all directions about computer security.

•	Protect information from improper alteration.

•	Use only properly licensed software. Follow the terms of our licenses.
The following content is never acceptable to be sent or received on our communications resources:

•	Sexually explicit messages, cartoons, images, or jokes

•	Profanity or obscenity

•	Intimidating, offensive, or hostile material based on sex, age, race, religion, national origin, disability, sexual orientation, or other protected legal status

•	Personal opinions masquerading as company opinions or commitments

Intellectual Property

In Brief
Our intellectual property is extremely valuable. It includes trademarks, copyrights, patents, trade secrets, technical and business knowledge, know how, and experience.
Each of us is responsible for protecting Tesoro's intellectual property and reporting infringements. We do not disclose business ideas, projects, or plans to anyone who does not have a legitimate need to know. Any invention or improvement conceived or discovered during the course of your employment belongs to Tesoro, and must be disclosed to the Legal Department.

Key Points
Intellectual property covers a wide range of information and knowledge. It is valuable, in part because it includes facts, data, and knowledge that have not been disclosed to the public.
Here are some examples of our intellectual property:

•	Market research data and results

•	Engineering processes and techniques

•	Technical drawings and plans

•	Customer and supplier lists

•	Business analysis

•	Marketing strategies

•	Pricing records

•	Plant layouts, engineering designs, and blue prints
Other companies also protect their confidential and proprietary information. We respect their rights. We do not tolerate the unauthorized copying or disclosure of another's intellectual property. You may use other people's information only if you have received their written consent or if the information is publicly available without restriction.

In Action

•	Speak to the Legal Department if you have questions about an invention or discovery.

•	Follow our copyright licensing agreements.

•	Generally, you can make a reasonable number of photocopies of selected copyrighted materials for internal use.

Media and External Contacts

In Brief
We receive questions daily from external contacts about our business. The Corporate Communications Department or designated media spokesperson is responsible for handling calls from the media and the investment community. They determine whether and when interviews are appropriate. Channeling all calls through the Corporate Communications Department ensures that we convey a consistent message. They control how information is released to the public so that this is done correctly.
Be especially careful when writing communications that might be published. This includes postings to the Internet. If you participate in on-line forums, blogs, news groups, chat rooms, or bulletin boards, never give the impression that you are speaking on behalf of Tesoro unless you are authorized to do so. Think before you hit the 'send' button.
We are very careful not to release material, non-public information. This includes information about earnings, our securities, pending mergers or other transactions, changes in management, new products, and discoveries.

In Action

•	Assume that all discussions with a member of the media are “on the record.”

•	Don't try to answer a media question yourself, even if you think you know the answer.

•	All information about Tesoro and its projects, including those involving other companies, must be reviewed prior to release.

•	If you talk to the media about your outside interests, make it clear that any opinion you give is your own, and not that of Tesoro.
Being a responsible corporate citizen

Environment, Health, and Safety

In Brief
Our goal is to protect our environment from harm and we actively seek opportunities to improve the quality of life in our communities. We recognize the need to conduct business in a way that protects and improves the state of the environment for future generations. Each of us is responsible for minimizing adverse environmental impact, reducing waste and emissions, and promoting conservation.
We believe that all accidents and workplace illnesses can be prevented. Accident prevention is good business. We expect everyone to work safely and think safety. We expect supervisors and managers to prevent accidents. We never compromise safety. Our safety standards are posted in all company locations and facilities as reminders of our fundamental commitments.

Key Points
All our facilities must operate with the necessary permits, approvals, and controls that protect the environment. We take special care to ensure that we do not discharge hazardous substances beyond those allowed in our permits and approvals and we strive to reduce all emissions from our facilities. Each of us is responsible for reporting safety hazards, accidents, and incidents - no matter how minor. We act promptly to investigate situations that create workplace hazards. We take immediate corrective action to eliminate unsafe practices and prevent injuries.
You are on the front line to ensure that our operations are conducted safely. If you identify a condition that warrants investigation, be prepared to provide details such as the following:

•	The nature of the problem

•	The location of the problem

•	When the problem occurred (date and time)

•	Name and quantity of materials involved, to the extent known

•	The extent of injuries, if known, and any additional information you may have - particularly eyewitness information, documents, or photographs

In Action
You have the following responsibilities:

•	Follow all safety policies and procedures carefully.

•	Use protective equipment and personal gear that is appropriate for the task at hand.

•	Operate vehicles and marine vessels properly.

•	Always be prepared for fire protection.

•	Become familiar with the laws, regulations, policies, and procedures that apply to your own job duties.

•	Properly and safely dispose of hazardous materials.

Political Contributions

In Brief
We comply with all laws regulating our company's participation in political affairs, including contributions of money, time, or resources to political parties, candidate committees, or individual candidates. All political contributions made by Tesoro will be made only in compliance with applicable state and federal laws and in accordance with company policies.

Key Points
Tesoro supports state and federal Political Action Committees (PACs). All political contributions, whether through the use of a Tesoro PAC or through corporate funds, must be approved in advance by the Government Relations Department. In addition, before making any political contribution or participating in campaign activities you should consult the Legal Department to review specific requirements that may apply in your local area.
Tesoro encourages employees to be informed voters and to become involved in the political process. Your participation is entirely voluntary. If you choose to contribute or participate, your contributions must be on a personal basis, using your own time and funds. Tesoro will not reimburse you for any contribution of money donated or time spent by you on that activity.

In Action

•	Do not use company work time, money, or resources to promote a political campaign or candidate.

•	Never loan or use company property for political purposes that are not authorized in advance by Tesoro.

•	Be careful to avoid giving the impression that you are speaking on behalf of Tesoro when you participate as a citizen in the political process.

Bribery and Anti-Corruption

In Brief
We believe customers should choose our products and services because of their intrinsic value, not because they received something extra from us. You must never offer anything of value to obtain an improper advantage when conducting Tesoro's business.
We prohibit kickbacks, bribes, and payoffs. This includes the giving or accepting of money, fees, gifts, favors, or anything of value provided directly or indirectly in return for more favorable treatment.

Key Points
It is just as wrong to offer a kickback as it is to accept a bribe. Never accept anything from a vendor or supplier in exchange for favorably considering their product. Remember, your good judgment is not for sale.
All countries prohibit bribery of their public officials. Generally, these laws prohibit giving anything of value to government officials or their family members for the purpose of obtaining or retaining business. At Tesoro, our policy extends beyond these laws. You may not make an unauthorized payment, concession, or bribe to government officials or employees or to private parties engaged in a commercial transaction.

In limited circumstances in some countries outside of the United States, you may need to pay a government official to obtain a benefit to which Tesoro is entitled under local law. These facilitating payments must be modest in amount and necessary to achieve a valid business purpose. Never make a facilitating payment without first consulting the Legal Department. If you must make a facilitating payment, be sure to record and account for it properly.
Inappropriate or questionable payments made through an intermediary (i.e. third-party agent, representative, or vendor) are just as unacceptable as those that are made directly.

In Action

•	Don't make payments or give gifts that are intended to increase the volume of business that customers do with Tesoro.

•	Never hide a payment or falsify business records.

•	Money must never be offered as a gift.

•	Never establish any secret, “off the books,” or unrecorded funds, assets, or transactions.

•	Intermediaries who represent Tesoro outside of the United States must comply with our Code of Business Conduct.

•	Please review Tesoro's policy on anti-corruption and procedures before hiring any intermediaries.
It is just as wrong to offer a kickback as it is to accept a bribe.

International Trade

In Brief
Many laws govern the conduct of trade across borders. These include laws that are designed to ensure that transactions are not being used for money laundering or to support terrorism. Other laws prohibit companies from cooperating with unsanctioned boycotts, and there are complex laws that regulate exports. We are committed to complying with all such laws that are applicable in the countries in which we operate.

In Action

•	Maintain required import, export, and customs records at each Tesoro business location.

•	Seek guidance from the Legal Department when necessary to ensure that shipments of information or products across borders comply with laws governing imports and exports.

•
To help prevent and detect money laundering and terrorist financing, watch for any suspicious payments, which may include cash or the equivalent (when checks are the norm); payments made from personal accounts instead of business accounts;

and funds from financial institutions or third parties without a logical relationship to the customer or business partner.

•	Get legal advice if you have a concern about these or other international trade issues.

Index of contact information

Business Conduct Helpline
You may choose to remain anonymous when contacting the Business Conduct Helpline.
Call Toll-Free:
From the United States, U.S. Territories and Canada:
877-782-3763
From Singapore:
Dial 8000-177-177. If you hear a recorded greeting, dial 05 and then 877-782-3763; If you are connected to an overseas operator, provide operator with 877-782-3763. You will then be connected to the Business Conduct Helpline operator who will take your call.
or
Make a Report in Outlook:
Go to business.conduct@tsocorp.com
Please note, the policies and procedures referenced in this Code are available on our Intranet site or by contacting HR Link at 866-688-5465 or hrlink@tsocorp.com.

Legal Department:

Tesoro Corporation
19100 Ridgewood Parkway
San Antonio, Texas 78259
Attn: Legal Department
210-626-6000 or 866-876-2455

Business Conduct Office:
Tesoro Corporation
19100 Ridgewood Parkway
San Antonio, Texas 78259
c/o Compliance Officer or General Counsel
Email: business.conduct@tsocorp.com

Audit Committee:
Chairman
The Audit Committee
19100 Ridgewood Parkway
San Antonio, Texas 78259
Investor Relations Department:
Email: irelations@tsocorp.com

Corporate Communications Department:
Email: satcc@tsocorp.com